For Immediate Release:

Luby’s Completes Debt Repayment

HOUSTON, TX - April 25, 2006 - Luby's, Inc. (NYSE: LUB) today announced the full repayment of its outstanding debt.

In April 2003, with total outstanding debt exceeding $124 million, the Company announced a business plan to close and sell the real estate assets of over 50 underperforming restaurants and use the proceeds to reduce its outstanding debt. The Company currently has six remaining properties for sale valued at $4.2 million in property held for sale on the balance sheet, and the debt repayment is complete.

“We are pleased to have completed the repayment of our outstanding debt through the focused execution of our 2003 business plan. While the sale of real estate assets helped to fund the repayment, solid operational performance over the past two years enabled us to reach our goal faster than anticipated. During fiscal year 2005, which ended August 31, 2005, nearly half of the debt repayment was generated from cash flow from operations,” said Chris Pappas, President and CEO. “Solid financial health provides us with the opportunity to invest in our existing operations while preparing the Company for future growth beginning with the construction of two new restaurants in fiscal 2007.”

In September of 2005, Luby’s announced the execution of a new three year, unsecured revolving credit facility in the amount of $45 million, with an accordion feature capable of expansion to a total of $60 million. This facility remains in place.

About Luby’s
Luby’s operates 128 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at www.lubys.com.

The Company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the Company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business and economic conditions, the impact of competition, the Company’s operating initiatives, fluctuations in the costs of commodities, changes in the availability and costs of labor, the seasonality of the Company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in the Company’s periodic reports on Form 10-K and Form 10-Q and other filings with the Securities and Exchange Commission.

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For additional information contact: Rick Black, 713-329-6808